[DOMINION LOGO] Exhibit 99
FOR IMMEDIATE RELEASE
January 23, 2004
Company:	Dominion
Contacts:
Media:	Mark Lazenby (804) 819-2042, mark_lazenby@dom.com Hunter Applewhite (804) 819-2043, hunter_applewhite@dom.com
Analysts:	Laura Kottkamp (804) 819-2129, laura_kottkamp@dom.com Joe O'Hare (804) 819-2156, joseph_ohare@dom.com

DOMINION ANNOUNCES FOURTH QUARTER
AND FULL-YEAR EARNINGS

  Conference call scheduled for 10 a.m. EST today

RICHMOND, Va., - Dominion (NYSE: D) announced today net income determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended Dec. 31, 2003, of $362 million ($1.14 per share) compared to net income of $1.362 billion ($4.82 per share) for the same period last year.

Operating earnings, which are defined as GAAP earnings adjusted for certain items, were $1.449 billion ($4.55 per share) for the 12 months ended Dec. 31, 2003, compared to operating earnings of $1.365 billion ($4.83 per share) for the same period in 2002.

A detailed description of the items included in 2003 and 2002 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors.

Thos. E. Capps, chairman and chief executive officer, said:

"Operating results for the year were impressive when considering a number of significant items which reduced operating earnings by 18 cents per share. Without these effects, operating earnings would have been toward the upper end of our original $4.60 to $4.80 per share guidance for 2003. This demonstrates strong recurring fundamental earnings power and a solid earnings base from which to grow in 2004."

Items which make up the 18-cent per share difference include a 4-cent per share impact from lost sales margin due to Hurricane Isabel, a 3-cent per share impact resulting from the settlement of the Virginia fuel case, and a 6-cent per share mark-to-market timing impact related to hedges on future natural gas production and gas storage positions, which will reverse in 2004 when the positions are settled and the physical gas is produced and sold. In addition, Dominion refinanced about $800 million in callable debt in the fourth quarter. The refinancing cost related to calling this debt reduced earnings by about 5 cents per share in the fourth quarter, but it will save nearly $10 million annually in future after-tax interest expenses.

This solid performance is even more impressive when considering the 10-cent per share dilutive effect of the company's decision to strengthen its balance sheet last May when it issued 11 million shares of common stock. This impact was not included in the company's original earnings per share guidance.

Capps said: "Building off of a solid earnings base in 2003, we expect operating earnings per share of $4.80 to $5.00 in 2004 and about 5-percent operating earnings per share growth in 2005. When Dominion's $2.58 per share annual dividend is added to the equation, we are positioned to continue delivering strong total shareholder return over the long term."

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the Board of Directors and for the company's profit sharing plan. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

In providing operating earnings guidance, Dominion management is aware of potential differences between 2004 operating earnings and GAAP-based reported earnings, or net income, due to accounting for the company's telecom business as discontinued operations. At this time Dominion management is not able to accurately estimate any income or loss from discontinued operations nor the income or loss from the disposal of the telecom business. Therefore, Dominion is not able at this time to provide a corresponding GAAP equivalent for 2004 earnings guidance.

 Full-year earnings breakdown by operating segment

Consistent with the officer changes that became effective January 1, segment results have been reclassified. These changes resulted in the splitting of Dominion Energy into two new reportable segments (Dominion Energy and Dominion Generation) and the movement of Dominion Retail into the Dominion Delivery segment. Additionally, the company's telecom business is now classified as discontinued operations. Such results of discontinued operations are excluded from operating earnings, and previously reported quarterly results have been restated. The effect of these changes is reflected in schedules at the end of this press release and can also be found on our Web site at www.dom.com/investors.

Dominion Delivery, which manages the company's electric and gas distribution systems, customer service function, and Dominion Retail, earned $453 million ($1.42 per share) in 2003 compared to $422 million ($1.49 per share) in 2002. The change is primarily attributable to customer growth and a change in the allocation of electric franchise base revenues, partially offset by unfavorable weather, lost electric sales margin from Hurricane Isabel, refinancing costs on callable debt and other factors.

Dominion Energy, which manages the company's electric transmission assets, Dominion Energy Clearinghouse and interstate natural gas pipeline and storage system including the Cove Point LNG facility, earned $350 million ($1.10 per share) in 2003 compared to $268 million (95 cents per share) in 2002. The increase is primarily attributable to a change in the allocation of electric franchise base revenues, higher contribution from Dominion Energy Clearinghouse, the effect of corporate hedges on natural gas production, higher average realized prices of Appalachian natural gas production and Cove Point's contribution, partially offset by refinancing costs on callable debt.

Dominion Generation, which manages the company's portfolio of electric generation assets, earned $508 million ($1.59 per share) in 2003 compared to $561 million ($1.98 per share) in 2002. The change is primarily attributable to unfavorable weather in the electric sales area, lost electric sales margin from Hurricane Isabel, settlement of the Virginia fuel case, a change in the allocation of electric franchise base revenues and refinancing costs on callable debt, partially offset by customer growth, reduced purchased power capacity expenses and other factors.

Dominion E&P, which manages the company's gas and oil exploration, development and production operations, earned $415 million ($1.30 per share) in 2003 compared to $380 million ($1.34 per share) in 2002. The change is primarily attributable to higher average realized prices and higher sales volume, including those volumes delivered to Texas Municipal Gas Corp. under a volumetric production payment (VPP), partially offset by a higher depreciation, depletion and amortization (DD&A) rate, higher expenses and the expiration of Section 29 production tax credits.

The corporate segment, which consists of the company's corporate and other operations as well as Dominion Capital, impacted 2003 operating earnings by negative $277 million (86 cents per share) compared to negative $266 million (93 cents per share) in 2002.

The corporate segment's 2003 earnings impact under GAAP was negative $1.364 billion ($4.27 per share) compared to negative $269 million (94 cents per share) in 2002. Corporate segment 2003 and 2002 operating earnings exclude all items not included from Dominion's consolidated results detailed at the end of this release.

 Fourth-quarter earnings breakdown by segment

Dominion reported a net loss determined in accordance with GAAP for the three months ended Dec. 31, 2003 of $130 million (40 cents per share) compared to net income of $339 million ($1.12 per share) for the same period last year.

Operating earnings were $274 million (84 cents per share) for the three months ended Dec. 31, 2003, compared to operating earnings of $342 million ($1.13 per share) for the same period in 2002.

A detailed description of the items included in fourth quarter 2003 and 2002 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors.

Dominion Delivery earned $132 million (40 cents per share) in the fourth quarter of 2003 compared to $129 million (43 cents per share) in the fourth quarter of 2002. The change is primarily attributable to customer growth, a change in the allocation of electric franchise base revenues, and lower O&M expenses, partially offset by unfavorable weather in the electric and gas franchise areas, refinancing costs on callable debt and other factors.

Dominion Energy earned $42 million (13 cents per share) in the fourth quarter of 2003 compared to $51 million (17 cents per share) in the fourth quarter of 2002. The change is primarily attributable to a lower contribution from Dominion Energy Clearinghouse and refinancing costs on callable debt, partially offset by the effect of corporate hedges on natural gas production, higher average realized prices of Appalachian natural gas production, Cove Point's contribution and other factors.

Dominion Generation earned $64 million (20 cents per share) in the fourth quarter of 2003 compared to $141 million (47 cents per share) in the fourth quarter of 2002. The change is primarily attributable to unfavorable weather in the electric sales area, a change in the allocation of electric franchise base revenues, refinancing costs on callable debt and Millstone's contribution, partially offset by customer growth, reduced purchased power capacity expenses and other factors.

Dominion E&P earned $117 million (36 cents per share) in the fourth quarter of 2003 compared to $109 million (36 cents per share) in the fourth quarter of 2002. The change is primarily attributable to higher average realized prices and the positive impact of volumes delivered under the VPP net of lower production volumes, partially offset by higher DD&A rate and the expiration of Section 29 production tax credits.

The corporate segment impact on fourth quarter 2003 operating earnings was negative $81 million (25 cents per share) compared to negative $88 million (30 cents per share) in the fourth quarter of 2002.

The corporate segment's fourth quarter 2003 earnings impact under GAAP was negative $485 million ($1.49 per share) compared to negative $91 million (31 cents per share) in the fourth quarter of 2002. Corporate segment fourth-quarter 2003 and 2002 operating earnings exclude all items not included from Dominion's fourth-quarter consolidated results detailed at the end of this release.

 Conference call for investors / media

Dominion will host a conference call today at 10 a.m. EST to discuss 2003 results and the outlook for 2004 and beyond. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial 877-241-5946. International investors should call 706-643-0540. Participants should dial in 5 to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors. Additionally, a reconciliation of measures prepared in accordance with GAAP versus non-GAAP measures can be found on the company's investor information page under "GAAP Reconciliation".

A replay of the conference call will be available from approximately 11 a.m. EST January 23 through 11 p.m. EST January 30. Domestic investors may access the recording by dialing 800-642-1687. International callers should dial 706-645-9291 to access the recording. The conference ID for the replay is 4822598. A replay of the conference call also will be available on the company's investor information page by the end of the day January 23.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of more than 24,000 megawatts of generation, 6.4 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5.3 million retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2004 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, costs associated with successfully executing the company's exit from the telecommunications business, and other uncertainties. Other risk factors are detailed from time to time in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.

###

Schedule 1

Dominion Resources Inc.
Preliminary Earnings Report - Operating Segments
December 2003
(millions, except earnings per share)

4th Quarter Ended December 31,		12 Months Ended December 31,

2003	2002	2003	2002

Operating Revenues & Income	$3,016	$2,706	$12,078	$10,218

Earnings:
Dominion Delivery	$132	$129	$453	$422
Dominion Energy	42	51	350	268
Dominion Generation	64	141	508	561
Dominion Exploration & Production	117	109	415	380
Corporate & Other	(81)	(88)	(277)	(266)
OPERATING EARNINGS	$274	$342	$1,449	$1,365
Items excluded from operating earnings *	(404)	(3)	(1,087)	(3)
REPORTED NET INCOME (LOSS)	$(130)	$339	$362	$1,362

Common Shares Outstanding (average, diluted)	325.4	301.9	318.8	282.6

Earnings Per Share (EPS)
Dominion Delivery	$0.40	$0.43	$1.42	$1.49
Dominion Energy	0.13	0.17	1.10	0.95
Dominion Generation	0.20	0.47	1.59	1.98
Dominion Exploration & Production	0.36	0.36	1.30	1.34
Corporate & Other	(0.25)	(0.30)	(0.86)	(0.93)
OPERATING EARNINGS	$0.84	$1.13	$4.55	$4.83
Items excluded from operating earnings *	(1.24)	(0.01)	(3.41)	(0.01)
REPORTED EPS	$(0.40)	$1.12	$1.14	$4.82

*Items excluded from operating earnings

After-tax
Telecom related charges	$(100)		$(750)
Hurricane Isabel	$(42)		$(122)
Impairment of Dominion Capital assets	$(60)	$(8)	$(81)	$(8)
Termination of power purchase contracts	$(62)		$(65)
Accounting changes and related items	$(141)		$(28)
Impairment of CNGI assets held for sale			$(25)
Severance costs	$1	$5	$(16)	$5

EPS impact
Telecom related charges	$(0.31)		$(2.35)
Hurricane Isabel	$(0.13)		$(0.38)
Impairment of Dominion Capital assets	$(0.18)	$(0.03)	$(0.25)	$(0.03)
Termination of power purchase contracts	$(0.19)		$(0.20)
Accounting changes and related items	$(0.43)		$(0.09)
Impairment of CNGI assets held for sale			$(0.08)
Severance costs		$0.02	$(0.06)	$0.02

Note: See schedule 2 for additional detail related to items excluded from 2003 and 2002 operating earnings.

Schedule 2

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2003 Earnings (twelve months ended December 31, 2003)

The net effect of the following items, all shown on an after-tax basis, are included in 2003 reported earnings, but are excluded from operating earnings:

  $750 million of charges ($2.35 per share) related to our investment in and planned sale of Dominion Telecom, including: $674 million ($2.11 per share) of impairments; $35 million (11 cents per share) for costs of obtaining consent and tender of DFV notes; $13 million (4 cents per share) for reallocation of equity losses; $28 million (9 cents per share), representing losses from discontinued operations since being classified as held for sale;
  $122 million (38 cents per share) in restoration expenses from Hurricane Isabel;
  $81 million (25 cents per share) of asset impairments at Dominion Capital;
  $65 million charge (20 cents per share) related to the termination of a power purchase contract, resulting from the acquisition of a nonutility generating facility;
  $28 million of net charges (9 cents per share), representing the combined impact of the following: $180 million gain (57 cents per share) representing the cumulative effect of a change in accounting principle from adoption of SFAS No. 143, Accounting for Asset Retirement Obligations; $114 million of charges (36 cents per share) comprised of a $75 million charge (24 cents per share), representing the cumulative effect of a change in accounting principle from adopting SFAS No. 133 Implementation Issue C20, Interpretation of the Meaning of 'Not Clearly and Closely Related' in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature, and a $39 million charge (12 cents per share) related to subsequent restructuring of contracts; $67 million charge (21 cents per share) representing the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities; $27 million charge (9 cents per share) representing the cumulative effect of a change in accounting principle from adopting FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R) for our interests in special purpose entities;
  $25 million (8 cents per share) impairment of CNG International assets held for sale; and
  $16 million charge (6 cents per share) for severance costs related to workforce reductions.
(millions, except per share amounts)	1Q03	2Q03	3Q03	4Q03	FY 2003
Operating earnings	$475	$270	$430	$274	$1,449
After-tax items:
Telecom related charges	(63)	(5)	(582)	(100)	(750)
Hurricane Isabel			(80)	(42)	(122)
Impairment of Dominion Capital assets			(21)	(60)	(81)
Termination of power purchase contracts			(3)	(62)	(65)
Accounting changes and related items	113			(141)	(28)
Impairment of CNGI assets held for sale		(25)			(25)
Severance costs	(17)			1	(16)
Reported net income (loss)	$508	$240	($256)	($130)	$362

Average shares outstanding, diluted	309.7	315.9	324.2	325.4	318.8

Operating earnings per share	$1.53	$0.86	$1.33	$0.84	$4.55
After-tax items:
Telecom related charges	(0.20)	(0.02)	(1.80)	(0.31)	(2.35)
Hurricane Isabel			(0.25)	(0.13)	(0.38)
Impairment of Dominion Capital assets			(0.06)	(0.18)	(0.25)
Termination of power purchase contracts			(0.01)	(0.19)	(0.20)
Accounting changes and related items	0.37			(0.43)	(0.09)
Impairment of CNGI assets held for sale		(0.08)			(0.08)
Severance costs	(0.06)				(0.06)
Reported net income (loss) per share	$1.64	$0.76	($0.79)	($0.40)	$1.14

* Full-year EPS does not equal sum of quarters due to share count differences

Schedule 2 (cont'd)

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2002 Earnings (twelve months ended December 31, 2002)

The net effect of the following items, all shown on an after-tax basis, are included in 2002 reported earnings, but are excluded from operating earnings:

  $8 million (3 cents per share) of asset impairments at Dominion Capital; and
  $5 million (2 cents per share) positive adjustment for restructuring liabilities accrued in 2001, reflecting a reduction in the amounts originally expected to be incurred.
(millions, except per share amounts)	1Q02	2Q02	3Q02	4Q02	FY 2002
Operating earnings	$322	$272	$430	$341	$1,365
After-tax items:
Restructuring and acquisition-related costs				5	5
Financial service asset impairment				(8)	(8)
Reported earnings	$322	$272	$430	$338	$1,362

Average shares outstanding, diluted	269.0	279.9	279.7	301.9	282.6

Operating earnings per share	$1.20	$0.97	$1.54	$1.13	$4.83
After-tax items:
Restructuring and acquisition-related costs				0.02	0.02
Financial service asset impairment				(0.03)	(0.03)
Reported earnings per share	$1.20	$0.97	$1.54	$1.12	$4.82

* Full-year EPS does not equal sum of quarters due to share count differences

Schedule 3

Dominion
Preliminary Variance Reconciliation (unaudited)
4Q 2003 versus 4Q 2002
Reconciling Items	4Q03 vs. 4Q02 Reported Earnings Variance (cents per share)	4Q03 vs. 4Q02 Operating Earnings Variance (cents per share)

Dominion Total (-40 cents per share 4Q'03 vs. $1.12 per share 4Q'02 reported) (84 cents per share 4Q'03 vs. $1.13 per share 4Q'02 operating)
	(152)
		(29)

Dominion Delivery (40 cents per share 4Q'03 vs. 43 cents per share 4Q'02)

Customer growth	1	1
Weather - electric	(4)	(4)
Weather - gas	(2)	(2)
Allocation of Virginia Power base revenue	4	4
O&M expenses	3	3
Refinancing costs on callable debt	(2)	(2)
Share dilution	(3)	(3)
Dominion Delivery Total	(3)	(3)

Dominion Energy (13 cents per share 4Q'03 vs. 17 cents per share 4Q'02)

Energy Clearinghouse	(9)	(9)
Corporate hedges	3	3
Average realized prices (Appalachian natural gas)	1	1
Cove Point	1	1
Refinancing costs on callable debt	(1)	(1)
Other	2	2
Share dilution	(1)	(1)
Dominion Energy Total	(4)	(4)

Dominion Generation (20 cents per share 4Q'03 vs. 47 cents per share 4Q'02)

Customer growth	2	2
Weather	(8)	(8)
Allocation of Virginia Power base revenue	(4)	(4)
Millstone	(18)	(18)
Refinancing costs on callable debt	(3)	(3)
Capacity expenses	3	3
Other	3	3
Share dilution	(2)	(2)
Dominion Energy Total	(27)	(27)

Dominion E&P (36 cents per share 4Q'03 vs. 36 cents per share 4Q'02)

Average realized prices	3	3
Production	(4)	(4)
VPP	6	6
DD&A Rate	(5)	(5)
Production tax credits (Section 29)	(2)	(2)
Income taxes	4	4
Other	1	1
Share dilution	(3)	(3)
Dominion E&P Total	0	0

Corporate & Other (-$1.49 per share 4Q'03 vs. -31 cents per share 4Q'02 reported) (-25 cents per share 4Q'03 vs. -30 cents per share 4Q'02 operating)

Expenses and share dilution	5	5
Specific items excluded from operating earnings *	(123)
Corporate & Other Total	(118)	5

* Refer to schedules 1 and 2 of Dominion's fourth-quarter earnings release for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.

Schedule 4

Dominion
Preliminary Variance Reconciliation (unaudited)
FY 2003 versus FY 2002
Reconciling Items	FY03 vs. FY02 Reported Earnings Variance (cents per share)	FY03 vs. FY02 Operating Earnings Variance (cents per share)

Dominion Total ($1.14 per share FY'03 vs. $4.82 per share FY'02 reported) ($4.55 per share FY'03 vs. $4.83 per share FY'02 operating)
	(368)
		(28)

Dominion Delivery ($1.42 per share FY'03 vs. $1.49 per share FY'02)

Customer growth	3	3
Weather - electric	(7)	(7)
Weather - gas	5	5
Allocation of Virginia Power base revenue	18	18
Lost margin due to Hurricane Isabel	(1)	(1)
O&M expenses and other	(5)	(5)
Refinancing costs on callable debt	(2)	(2)
Share dilution	(18)	(18)
Dominion Delivery Total	(7)	(7)

Dominion Energy ($1.10 per share FY'03 vs. 95 cents per share FY'02)

Allocation of Virginia Power base revenue	2	2
Energy Clearinghouse	6	6
Corporate hedges	12	12
Average realized prices (Appalachian natural gas)	3	3
Cove Point	2	2
Refinancing costs on callable debt	(1)	(1)
Other	5	5
Share dilution	(14)	(14)
Dominion Energy Total	15	15

Dominion Generation ($1.59 per share FY'03 vs. $1.98 per share FY'02)

Customer growth	8	8
Weather	(15)	(15)
Lost margin due to Hurricane Isabel	(3)	(3)
Fuel case settlement	(3)	(3)
Allocation of Virginia Power base revenue	(20)	(20)
Millstone	1	1
Refinancing costs on callable debt	(3)	(3)
Capacity expenses	10	10
Other	7	7
Share dilution	(21)	(21)
Dominion Energy Total	(39)	(39)

Dominion E&P ($1.30 per share FY'03 vs. $1.34 per share FY'02)

Average realized prices	47	47
Production	(5)	(5)
VPP	10	10
DD&A Rate	(8)	(8)
O&M expense	(19)	(19)
Production tax credits (Section 29)	(12)	(12)
Income taxes	4	4
Other	(4)	(4)
Share dilution	(17)	(17)
Dominion E&P Total	(4)	(4)

Corporate & Other (-$4.27 per share FY'03 vs. -94 cents per share FY'02 reported) (-86 cents per share FY'03 vs. -93 cents per share FY'02 operating)

Expenses and share dilution	7	7
Specific items excluded from operating earnings *	(340)
Corporate & Other Total	(333)	7

* Refer to schedules 1 and 2 of Dominion's fourth-quarter earnings release for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.